                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37141

                                 139,004 SHARES

                                IDT CORPORATION

                                  COMMON STOCK

                               ------------------

    This Prospectus relates to the offer and sale from time to time by the Selling Stockholders (as defined below) of up to 139,004 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of IDT Corporation (the "Company"). The Shares are issuable upon exercise of (i) warrants issued by the Company to Tanner Unman & Co. ("Tanner Unman") and to certain affiliates of Tanner Unman (collectively, the "Tanner Unman Warrantholders") and (ii) warrants issued by the Company to FBR Arbitrage LLC ("FBR," and together with the Tanner Unman Warrantholders, the "Selling Stockholders"). The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof."

    The Common Stock is listed on the Nasdaq National Market under the symbol "IDTC." On September 28, 1998, the last reported sales price as reported by the Nasdaq National Market was $23 1/16 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

    The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Shares under federal and state securities laws.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 29, 1998
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                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) containing reports, proxy statements and other information of registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments, schedules and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and certain parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference into the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission (File No. 0-27898) pursuant to the Exchange Act are incorporated herein by reference:

(1) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, as amended;

(2) the Company's Quarterly Report on Form 10-Q for the three months ended October 31, 1997;

(3) the Company's Quarterly Report on Form 10-Q for the three months ended January 31, 1998, as amended;

(4) the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 1998;

(5) the Company's Current Report on Form 8-K, dated February 19, 1998;

(6) the Company's Current Report on Form 8-K, dated April 22, 1998;

(7) the Company's Current Report on Form 8-K, dated May 21, 1998, as amended;
    and

(8) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, and any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person a copy of any or all of the

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foregoing documents incorporated herein by reference (exclusive of exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Corporate Secretary at the corporate headquarters of the Company at 190 Main Street, Hackensack, New Jersey 07601 or by telephone at (201) 928-1000.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    As used in this Prospectus, unless the context otherwise requires, the terms the "Company" and "IDT" refer to IDT Corporation, a Delaware corporation, its predecessor, International Discount Telecommunications, Corp., a New York corporation, and their subsidiaries, collectively.

                                  THE COMPANY

    The Company is a leading emerging multinational carrier that combines its position as an international telecommunications operator, its experience as an Internet service provider and its leading position in Internet telephony to provide a broad range of telecommunications services to its wholesale and retail customers worldwide.

    The Company's predecessor corporation was incorporated in New York in 1990, and the Company reincorporated in Delaware in December 1995. Its principal executive offices are located at 190 Main Street, Hackensack, New Jersey, 07601 and its telephone number is (201) 928-1000.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    Of the 139,004 shares of Common Stock that may be offered pursuant to this Prospectus, 99,004 shares (subject to anti-dilution adjustments) may be offered by FBR upon exercise of warrants which were originally issued to Prime Leasing, Inc. by the Company, and which were subsequently transferred to FBR. FBR is an affiliate of Friedman, Billings, Ramsey & Co., Inc., which served as one of the representatives of the underwriters in connection with a registered public offering of the Company's Common Stock in January 1998. 63,098 of these warrants are exercisable between October 1, 1998 and March 31, 2002, and 35,906 of these warrants are exercisable between December 1, 1998 and May 31, 2002. In addition, 40,000 shares (subject to anti-dilution adjustments) may be offered by the Tanner Unman Warrantholders upon exercise of warrants issued by the Company. These warrants were originally issued in September 1997 in connection with the Company's issuance of $7.5 million in aggregate principal amount of Convertible Debentures (the "Debentures"), and are exercisable until September 4, 2002.

    In addition to the Shares to be sold by the Selling Stockholders pursuant to this Prospectus, the Registration Statement of which this Prospectus forms a part also registered additional shares of Common Stock under the Securities Act, including (i) up to 1,363,367 issuable upon conversion of the Debentures, (ii) 312,500 shares of Common Stock issued to Dr. David Turock in connection with a Stock Purchase Agreement, dated September 8, 1997, between the Company and Dr. Turock relating to the Company's acquisition of Rock Enterprises, Inc., and
(iii) an additional 35,000 shares of Common Stock issuable upon exercise of the warrants issued to the Tanner Unman Warrantholders. In March 1998, 435,811 shares of Common Stock were issued upon conversion of $6.5 million in aggregate principal amount of the

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Debentures; the Company has been advised that all of such shares have been sold by the holders of the Debentures, and the Company redeemed the remaining $1.0 million in aggregate principal amount of the Debentures in April 1998. In addition, the Company has been advised that Dr. Turock has sold the shares identified in (ii) above, and that the Tanner Unman Warrantholders sold the shares of Common Stock issued upon exercise of the warrants identified in (iii) above.

    Subject to the preceding paragraph, the following table sets forth certain information known to the Company with respect to the beneficial ownership of each Selling Stockholder as of the date of this Prospectus, as to (i) the number of shares of Common Stock beneficially held by the Selling Stockholder, (ii) the number of Shares that may be offered pursuant to the Prospectus, (iii) the number of shares of Common Stock and percentage of outstanding shares of Common Stock that will be held by each Selling Stockholder after the sale of the Shares, assuming all shares are sold by the Selling Stockholder. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof.

                                                                                                   SHARES
                                                       SHARES                                BENEFICIALLY OWNED
                                                 BENEFICIALLY OWNED                          AFTER THE OFFERING
                                                    PRIOR TO THE      NUMBER OF SHARES   --------------------------
                                                      OFFERING         OFFERED HEREBY      NUMBER      PERCENTAGE
                                                 -------------------  -----------------  -----------  -------------
Selling Stockholder
Friedman, Billings, Ramsey Group, Inc. ........          99,004               99,004              0             0
Tanner Unman & Co..............................          10,766               10,766              0             0
Mr. Lucas Tanner...............................          15,000               15,000              0             0
Unman Investments, Inc.........................           9,376                9,376              0             0
Coffin & Sons, Inc.............................           4,858                4,858              0             0

------------------------

(1) Includes (i) 63,098 shares issuable upon exercise of warrants held by FBR that become exercisable on October 1, 1998, and (ii) 35,906 shares issuable upon exercise of warrants held by FBR that become exercisable on December 1, 1998.

                              PLAN OF DISTRIBUTION

    The Shares offered for sale hereby may be sold from time to time by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest in one or more transactions (which may involve block transactions) on the Nasdaq National Market, or such other market on which the Common Stock may from time to time be trading in the over-the-counter market, in negotiated transactions, through the writing of options on the shares, short sales or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

    To comply with the securities laws of certain states, if applicable, the Shares will be sold therein only through brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

    Any broker-dealers who participate in a sale of the Shares may be deemed to be "underwriters" within the meaning of Sections 11 and 12 of the Securities Act and Rule 10b-5 of the Exchange Act, and any commissions received by them, and proceeds of any such sales as principals, may be deemed to be

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underwriting discounts and commissions under the Securities Act. To the extent any of the Selling Stockholders may be deemed to be acting as an underwriter, such Selling Stockholder may be subject to certain statutory liabilities of the Securities Act.

    In addition, the Selling Stockholders and any other person participating in the sale or distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M (and Rules 100 to 105 thereof), which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other such person. Furthermore, pursuant to such regulations, any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect thereto during the period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities to effect syndicate covering transactions, to impose penalty bids, or to effect passive market making bids. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

                                 LEGAL MATTERS

    Certain legal matters with respect to this offering will be passed upon for the Company by Joyce Mason, Esq., General Counsel.

                                    EXPERTS

    The consolidated financial statements of IDT Corporation at July 31, 1997 and 1996, and for each of the three years in the period ended July 31, 1997 incorporated by reference in this Prospectus and the related Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Combined Financial Statements of InterExchange, Inc. and Combined Affiliates as of December 31, 1997, 1996 and 1995 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus and the related Registration Statement have been audited by Amper, Politziner & Mattia P.A., independent auditors, as set forth in their report thereon incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
The Company...............................................................    3
Use of Proceeds...........................................................    3
Selling Stockholders......................................................    3
Plan of Distribution......................................................    4
Legal Matters.............................................................    5
Experts...................................................................    5

                                 139,004 SHARES

                                IDT CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               SEPTEMBER 29, 1998

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